SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Brookline Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[  ]  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

........................................................................

2) Aggregate number of securities to which transaction applies:

.......................................................................

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

.......................................................................

4) Proposed maximum aggregate value of transaction:

........................................................................

[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

March 30, 2009

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Brookline Bancorp, Inc. (the “Company”).  The Annual Meeting will be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446, at 10:00 a.m. on April 30, 2009.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted.  During the Annual Meeting we will also report on the operations of the Company.  Directors and officers of the Company will be present to respond to any questions that stockholders may have.  Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of five directors to the Board of Directors of the Company and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2009.  For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote “FOR” the election of directors and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.  Your vote is important, regardless of the number of shares that you own.

Sincerely,

Richard P. Chapman, Jr.
Chairman and Chief Executive Officer

Brookline Bancorp, Inc.
160 Washington Street
Brookline, Massachusetts 02445
(617) 730-3500

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 30, 2009

Notice is hereby given that the Annual Meeting of Brookline Bancorp, Inc. (the “Company”) will be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446 at 10:00 a.m. on April 30, 2009.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of five directors to the Board of Directors;

2.	the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2009; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof.  The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.  Stockholders of record at the close of business on March 2, 2009 are the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.

A list of stockholders entitled to vote at the Annual Meeting will be available at the Company’s Main Office, 160 Washington Street, Brookline, Massachusetts 02445, for the 10 days immediately prior to the Annual Meeting.  It also will be available for inspection at the meeting itself.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER FOR YOU TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

George C. Caner, Jr.
Secretary

March 30, 2009

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2009:  THIS PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND BROOKLINE BANCORP, INC.’S 2008 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE ON THE INTERNET AT HTTPS://MATERIALS.PROXYVOTE.COM/11373M .

PROXY STATEMENT

Brookline Bancorp, Inc.
160 Washington Street
Brookline, Massachusetts 02445
(617) 730-3500

ANNUAL MEETING OF STOCKHOLDERS
April 30, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brookline Bancorp, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446, on April 30, 2009, at 10:00 a.m., and all adjournments of the Annual Meeting.  The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 30, 2009.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon.  Where no instructions are indicated, validly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Proxies may be revoked by sending written notice of revocation to the Secretary of the Company at the address shown above, delivering to the Company a duly executed proxy bearing a later date, or attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

VOTING SECURITIES AND VOTING PROCEDURES

Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on March 2, 2009 (the “Record Date”) are entitled to one vote for each share then held, except as described below.  As of the Record Date, the Company had 63,746,942 shares issued and 58,373,209 shares outstanding.  The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Broker non-votes and proxies marked ABSTAIN will be counted for purposes of determining that a quorum is present.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In accordance with the provisions of the Company’s Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit.  The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the five nominees proposed by the Board of Directors or to WITHHOLD AUTHORITY to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of the independent registered public accounting firm, the proxy card being provided by the Board of Directors enables a stockholder to: (i) vote FOR the proposal; (ii) vote AGAINST the proposal; or (iii) ABSTAIN from voting on the proposal.  The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast without regard to broker non-votes or proxies marked ABSTAIN.

Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership.  The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, including shares owned by its directors and executive officers.

	Amount of shares
	owned and nature	Percent of shares
Name and address of	of beneficial	of common stock
beneficial owners	ownership(1)	outstanding(2)

All Directors and Executive Officers	4,415,702	7.6%
as a Group (15 persons)

Principal stockholders:

Dimensional Fund Advisors LP (3)	4,921,907	8.4
6300 Bee Cave Road
Palisades West, Building One
Austin, Texas 78746

Barclays Global Investors, N.A. (4)	4,280,486	7.3
400 Howard Street
San Francisco, California 94105

Fred Alger Management, Inc. (5)	3,184,507	5.5
Alger Associates, Incorporated
111 Fifth Avenue
New York, New York 10003

Neuberger Berman Inc. (6)	3,181,493	5.5
605 3rd Avenue
New York, New York 10158

State Street Bank and Trust Company (7)	3,088,462	5.3
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111
_____________________________
(1)
A person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date.  As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.  Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2)	Calculated by dividing the number of shares in the second column of this table by the total shares of common stock outstanding at the Record Date (58,373,209 shares).
(3)	Based exclusively on a Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2009.
(4)	Based exclusively on a Schedule 13G filed by Barclays Global Investors, N.A. and affiliated companies on February 6, 2009.
(5)	Based exclusively on a Schedule 13G filed by Fred Alger Management, Inc. and Alger Associates, Incorporated on February 17, 2009.
(6)	Based exclusively on a Schedule 13G filed by Neuberger Berman Inc. on February 12, 2009.
(7)	Based exclusively on a Schedule 13G filed by State Street Bank and Trust Company on February 17, 2009.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors currently is composed of 12 members.  The Company’s bylaws provide that approximately one-third of the Directors are to be elected annually.  Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated to serve as directors, John J. Doyle, Jr., Thomas J. Hollister, Charles H. Peck, Paul A. Perrault and Joseph J. Slotnik, each of whom is currently a member of the Board of Directors except for Mr. Hollister and Mr. Perrault, and each of whom has been nominated to serve for a three-year period and until his successor has been elected and shall qualify.

The table below sets forth certain information regarding the composition of the Company’s Board of Directors, including the terms of office of Board members.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below.  If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected.  Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

Names and address (1)	Age	Positions held	Director since(2)	Current term to expire	Shares of common stock beneficially owned on record date (3)(4)	Percent of class (5)

NOMINEES
John J. Doyle, Jr.	75	Director	2006	2009	6,000	*%
Thomas J. Hollister	54	N/A	N/A	N/A	-(7)	-
Charles H. Peck	68	Executive Vice President	1995	2009	770,766(6)	1.3
Paul A. Perrault	57	N/A	N/A	N/A	-(7)	-
Joseph J. Slotnik	72	Director	1970	2009	246,275	0.4

DIRECTORS CONTINUING IN OFFICE

David C. Chapin	72	Director	1989	2010	161,525	*
John A. Hackett	68	Director	2007	2010	22,000	*
John L. Hall, II	69	Director	1983	2010	175,917	0.3
Hollis W. Plimpton, Jr.	78	Director	1974	2010	58,272	*
Rosamond B. Vaule	71	Director	1989	2010	181,423	0.3
George C. Caner, Jr.	83	Secretary	1966	2011	144,226	*
Richard P. Chapman, Jr.	74	Chairman, President and Chief Executive Officer	1972	2011	1,679,694	2.9
William V. Tripp, III	70	Director	1975	2011	176,553	0.3
Peter O. Wilde	69	Director	1993	2011	169,343	*

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Paul R. Bechet	66	Senior Vice President, Chief Financial Officer and Treasurer	N/A	N/A	543,947	0.9
Michael J. Fanger	51	President and Chief Executive Officer of Eastern Funding LLC	N/A	N/A	4,648	*
David J. Pallin	69	Senior Vice President	N/A	N/A	75,113	*

All Directors and Executive Officers as a Group (15 persons)					4,415,702(4)	7.6%
_____________________________
(1)	The mailing address for each person listed is 160 Washington Street, Brookline, Massachusetts 02445.
(2)
Except for Mr. Doyle and Mr. Hackett, reflects initial appointment to the Board of Trustees of the Company’s mutual predecessor, Brookline Bank (the “Bank”). With the exception of Messrs. Caner, Plimpton and Ms. Vaule, all directors of the Company serve as directors of the Bank.

(3)
See definition of “beneficial ownership” in the table in “Security Ownership of Certain Beneficial Owners.”  The shares of Common Stock in this column include 1,758,981 shares in total and by individual the following shares which may be acquired by the persons indicated pursuant to the exercise of stock options within 60 days of the Record Date:  Mr. Doyle – none; Mr. Hollister – none; Mr. Peck – 313,141; Mr. Perrault – none; Mr. Slotnik – 127,478; Mr. Chapin – 60,609; Mr. Hackett – none; Mr. Hall – 79,674; Mr. Plimpton – 31,870; Ms. Vaule – 79,674; Mr. Caner – 69,674; Mr. Chapman – 661,824; Mr. Tripp – 99,609; Mr. Wilde – 34,000; Mr. Bechet – 161,428; Mr. Fanger – none; and Mr. Pallin – 40,000.

(4)
Includes 90,718 shares of Common Stock allocated to the accounts of executive officers under the ESOP and excludes the remaining 522,761 shares of Common Stock (representing 0.9% of the shares of Common Stock outstanding as of the Record Date) owned by the ESOP for the benefit of the employees of the Company and the Bank.  Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees.  Unallocated shares are voted by the ESOP trustee in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares, unless its fiduciary duties require otherwise.

(5)	Percent of Class is calculated by dividing the number of shares in the sixth column of this table by the total shares of Common Stock outstanding at the Record Date (58,373,209 shares).
(6)	Includes 381,907 shares pledged to secure a margin loan.
(7)	After the Record Date, Mr. Hollister and Mr. Perrault acquired 2,900 and 12,000 shares, respectively, of the Company’s common stock.
*	Less than three-tenths of 1%.
N/A	Not applicable.

The principal occupation during the past five years of each director and executive officer of the Company is set forth below.  All directors and executive officers have held their present positions for five years unless otherwise stated.

George C. Caner, Jr. serves as the Secretary of the Company.  Mr. Caner is an attorney at the law firm of Ropes & Gray, where he was a partner from 1965 through 1996.  Mr. Caner currently is Of Counsel at the firm.

David C. Chapin became a member of the Executive Committee in 2007.  He is a Principal of Chapin Properties Team Ltd., a real estate investment, property appraisal and management company, and has served in that capacity since August 2004.  From 1998 to August 2004, he was a Principal of T. H. Niles Real Estate Group, Inc., a real estate investment, property appraisal and management company.

Richard P. Chapman, Jr. has served as President of the Bank from 1973 through April 2000 and Chairman and Chief Executive Officer since 1975.  He has served as Chairman, President and Chief Executive Officer of the Company since its organization in 1998.  Effective March 16, 2009, Mr. Chapman retired as Chairman and Chief Executive Officer of the Bank and President of the Company.  Effective April 16, 2009, Mr. Chapman will retire as Chief Executive Officer of the Company.  Mr. Chapman will continue as Chairman of the Company and a Director of the Company and the Bank.  Mr. Chapman was also a trustee of a number of John Hancock mutual funds until his retirement as a trustee in February 2007, and is an honorary Vice Chairman of the Board of Trustees of Northeastern University.

John J. Doyle, Jr. is a bank consultant who has served as President and Chief Executive Officer of four community banks.  Previously, he was a partner at KPMG LLP from 1969 through 1991.

John A. Hackett was the head of J. J. Ruddy Insurance Agency, Inc. for over 40 years.  Mr. Hackett served as a director of Mystic Financial, Inc. (“Mystic”) that was acquired by the Company on January 7, 2005.  He served as the chair of the Loan, Investment, Compensation and Nominating Committees of Mystic’s subsidiary bank, Medford Co-operative Bank (“Medford”).  He served as a director of Medford for 23 years.

John L. Hall, II is President of Hall Properties, Inc., a real estate investment, management and development company, and has served in that capacity since 1989.

Thomas J. Hollister joined Global Partners, LP, a Fortune 500 company and an independent wholesale distributor of gasoline, diesel fuel, bio-fuel, heating oil and other refined petroleum products in the Northeast, in July 2006 as Executive Vice President and Chief Financial Officer.  In January 2007, he was named Chief Operating Officer.  Previously, he was a Vice Chairman of Citizens Financial Group, a $140 billion subsidiary of The Royal Bank of Scotland.  Mr. Hollister is the former Chair of the Greater Boston Chamber of Commerce and currently serves on the Chamber’s Executive Committee.  He is also Vice Chair of the Board of Trustees of Wheaton College, a Trustee of Tufts Medical Center and has been involved in several not-for-profit organizations.

Charles H. Peck became President of the Bank in April 2000 and is an Executive Vice President of the Company.  He has served as the Senior Loan Officer of the Bank since 1970.

Paul A. Perrault became the Chairman and Chief Executive Officer of the Bank on March 16, 2009 and will become Chief Executive Officer of the Company on April 16, 2009.  During January 2009, he was the Chief Executive Officer of Sovereign Bancorp, Inc., a $77 billion bank holding company.  From 1990 through 2008, Mr. Perrault was President and Chief Executive Officer of Chittenden Corporation (“Chittenden”) and, additionally, from 1998 through 2008, he served as Chairman of Chittenden.  At the end of 2008, Chittenden was a $7.4 billion six-bank holding company with 140 offices throughout Vermont, Massachusetts, Maine, New Hampshire and Connecticut.  Mr. Perrault is the Treasurer and a member of the Board of Directors of the Shelburne Museum and has served on the American Bankers Council.

Hollis W. Plimpton, Jr. is a retired priest who serves Sherrill House and is a priest emeritus for Grace Episcopal Church in Norwood, Massachusetts.

Joseph J. Slotnik has served as a member of the Executive Committee since 1974.  He was designated lead independent director by the Board of Directors of the Company in April 2007.  Mr. Slotnik is a private investor and previously was managing partner of the Boston office of a brokerage and investment firm.

William V. Tripp, III is an attorney at Nixon Peabody LLP and has been with that firm since March 2008.  Previously, he was a partner at Choate Hall & Stewart LLP since 2001 and a partner at Holland & Knight, LLP before 2001.

Rosamond B. Vaule is active in volunteer work for various educational and charitable organizations.

Peter O. Wilde became a member of the Executive Committee in 2006.  He has been President of Tuftane Extrusion Technologies, Inc., a manufacturing company, since 1998.  In 1997, he was Managing Director of Beckwith Bemis Incorporated, a coatings and finishing company.  Previously, he was Vice President of Finance and Administration at Ran Demo, Inc., a materials technology company, and served in that position since 1991.

Executive Officers of the Company Who Are Not Directors

Paul R. Bechet became Executive Vice President of the Bank in 2004 and has served as the Chief Financial Officer of the Bank since June 1997.  He also serves as Senior Vice President and Chief Financial Officer of the Company.  He became Treasurer of the Bank and the Company in January 2002.  Prior to joining the Bank, Mr. Bechet was a certified public accountant and partner at KPMG LLP since 1972.  His primary areas of responsibility include financial reporting and risk management.

Michael J. Fanger is President and Chief Executive Officer of Eastern Funding LLC (“Eastern”), a specialty finance company that he founded in June 1997.  The Company acquired a controlling interest in Eastern on April 13, 2006.  Previously, he was Executive Vice President of Medallion Financial Corp. (“Medallion”) from May 1996 through June 1997 and an officer of affiliates of Medallion from 1987 through June 1997.  He was a loan officer at Shawmut Community Bank, NA, Massachusetts from 1981 to 1986.

David J. Pallin was Senior Vice President of the Bank, a position he held from November 2002 through December 31, 2008, the date of his retirement.  His primary area of responsibility was indirect automobile lending.  Prior to joining the Bank, Mr. Pallin was the Collection and Liquidation Overseer at Bankvest Capital Corporation since 2001, Vice President-Automotive Lease and Finance Sales and Marketing Manager at Chevy Chase Bank since 2000 and Senior Vice President and Head of Consumer Lending at USTrust since 1994.

Board Independence

The Board of Directors has determined that, except as to Messrs. Chapman and Peck, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards.  Messrs. Chapman and Peck are not considered independent because they are executive officers of the Company.

Ownership Reports by Officers and Directors

The Common Stock of the Company is registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).  The officers and directors of the Company and beneficial owners of greater than 10% of the Company’s Common Stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock.  SEC rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company’s Common Stock to file a Form 3, 4 or 5 on a timely basis.  All of the Company’s officers and directors filed these reports on a timely basis in 2008.

Meetings and Committees of the Board of Directors

The business of the Boards of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their committees.  The Board of the Company has the following committees:  Audit Committee, CRA Committee, Compensation Committee, Executive Committee and Nominating Committee.  The Board of the Bank has the following committees:  Audit Committee, Compensation Committee, Executive Committee, Loan Committee, Nominating Committee and Watch Committee.

During the year ended December 31, 2008, the Board of Directors of the Company held seven meetings and the Board of Directors of the Bank held 18 meetings.  During the year ended December 31, 2008, no director attended fewer than 75% of the total meetings of the Boards of Directors and committees on which such director served.

The CRA Committee consists of directors Vaule and Wilde.  The Committee met quarterly during the year ended December 31, 2008 to review the status of the Bank’s CRA program and any reports issued by regulators resulting from their examination of the Bank’s compliance with CRA regulations.

The Compensation Committee of the Company and the Bank consists of directors Chapin, Slotnik and Tripp.  The Committee met two times during the year ended December 31, 2008 to review executive compensation, employment contracts and other contractual matters.  It recommends the compensation to be paid to the Company’s three highest paid officers, reviews the parameters that must be met for bonuses to be paid to those officers and approves the actual amounts of bonuses paid. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The report of the Compensation Committee is included elsewhere in this Proxy Statement.

The Executive Committee consists of directors Chapin, Chapman, Slotnik and Wilde.  The Committee met 12 times during the year ended December 31, 2008 to exercise general control and supervision of all matters pertaining to the interests of the Company and the Bank, subject at all times to the direction of the Board of Directors.

The Loan Committee consists of directors Chapin, Chapman and Wilde.  The Committee generally meets bi-weekly to review and approve all loan requests over $1,000,000.

The Watch Committee consists of directors Chapman and Slotnik.  The Committee met four times during the year ended December 31, 2008 to review the status of the loan portfolio and non-performing assets, the classification of loans, the adequacy of the allowances for loan losses and unfunded credit commitments, and the valuation of non-performing assets.

The Nominating Committee

The Nominating Committee of the Company and the Bank consists of directors Doyle, Hall and Wilde.  Each member of the Nominating Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The Company’s Board of Directors has adopted a written charter for the Committee, which is available at the Company’s website at www.brooklinebank.com . The Committee met two times during the year ended December 31, 2008.

The functions of the Nominating Committee include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with the requirements for board independence; and

•	to review the committee structure and make recommendations to the Board regarding committee membership.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members.  In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Procedures for the Nomination of Directors by Stockholders

The Nominating Committee has adopted procedures for the submission of director nominees by stockholders.  If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating Committee will consider candidates submitted by the Company’s stockholders.  Stockholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, at 160 Washington Street, Brookline, Massachusetts 02445.  The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•
the name and address of the stockholder as he or she appears on the Company’s books, and number of shares of the Company’s Common Stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of Common Stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and the Company;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Other Matters and Advance Notice Procedures.”

Stockholder Communications with the Board

A stockholder of the Company who wishes to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary of the Company, at 160 Washington Street, Brookline, Massachusetts 02445, Attention:  Board Administration.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•	forward the communication to the Director or Directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors.

Code of Ethics

The Company has adopted a Code of Ethics that the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer must adhere to.  In addition, the Company has adopted a Code of Business Conduct and Ethics that is applicable to the officers, directors and employees of the Company.  The Code of Ethics is available on the Company’s website at www.brooklinebank.com.  Amendments to and waivers from the Code of Ethics are also disclosed on the Company’s website.

The Audit Committee

The Audit Committee of the Company and the Bank consists of directors Doyle, Hall and Tripp.  Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3.  The Board of Directors has determined that Mr. Doyle qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC, primarily through:

•	his experience as a certified public accountant and partner at KPMG LLP for 22 years;

•	his educational background which includes an MBA from the Amos Tuck School of Business Administration at Dartmouth College; and

•	his experience as a bank consultant in serving as the President and Chief Executive Officer of four community banks.

The Committee reviews the contents of and conclusions in audit reports prepared by the internal auditor and the Company’s independent registered public accounting firm, reviews and approves the annual engagement of the Company’s independent registered public accounting firm, the Company’s audit policy, the internal audit function and the plan of audit coverage, and reviews with management and the Company’s independent registered public accounting firm the Company’s financial statements and internal controls.  The Audit Committee of the Company met 11 times during the year ended December 31, 2008.   The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Company, the current version of which is available at the Company’s website at www.brooklinebank.com.

Audit Committee Report

In accordance with rules established by the SEC, the Audit Committee of the Company has prepared the following report for inclusion in this Proxy Statement:

As part of its ongoing activities, the Audit Committee has:

•
reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the year ended December 31, 2008 and the audit of the effectiveness of internal control over financial reporting;

•
discussed with the independent registered public accounting firm of the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•
received the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committee Concerning Independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  In addition, the Audit Committee recommended that the Board of Directors appoint KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, subject to the ratification of this appointment by the stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Audit Committee:

John J. Doyle, Jr.
John L. Hall, II
William V. Tripp, III

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management of the Company.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Compensation Committee:

David C. Chapin
Joseph J. Slotnik
William V. Tripp, III

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to accomplish the following objectives:

•
Make available a range of compensation elements that can be utilized to attract and retain executives with the talent needed to achieve the Company’s performance goals and to remain competitive relative to the compensation paid to executives with similar responsibilities at similarly-sized financial institutions;

•	Align the interests of executive officers with the interests of the Company’s stockholders; and

•	Motivate executives by having part of their overall compensation based on pre-determined performance goals.

To accomplish these objectives, the Committee believes that executive compensation programs should include salary, performance-based cash incentives, equity compensation and a menu of benefit programs typically offered in the market place.

The Committee does not have a written charter.

Role of Executive Officers in Compensation Decisions

The Compensation Committee approves the compensation paid to the Chief Executive Officer, the Chief Financial Officer and the Executive Vice President of the Company.  The performance of the Chief Executive Officer is reviewed annually by the Committee. The Chief Executive Officer presents annually to the Committee his assessment of the performance of the Chief Financial Officer and the Executive Vice President of the Company and his recommendations for their salary adjustments and performance awards. The Committee exercises its discretion in determining the levels of compensation to be paid to those executives.

The Compensation Committee approves equity compensation awards to all officers of the Company. The Committee has given the Chief Executive Officer the authority to determine the non-equity compensation of all officers of the Company other than those officers mentioned in the preceding paragraph.

Performance evaluations are generally measured on criteria applicable to the Company as a whole and to specific responsibilities of each executive. Criteria considered include earnings, return on equity, return on assets, asset quality, capital management, risk management, franchise expansion, corporate governance, expertise and general management skills, and each executive’s contribution to the successful operation of the Company. These criteria are evaluated not only on current year performance but also on the trend of performance over the past few years and within the context of the unusual operating and performance issues inherent in the management of a highly capitalized, converted financial institution. Also taken into consideration are factors outside of the control of management such as the state of the economy, the interest rate environment, regulatory mandates and competition.

Strict numerical formulas are not used to determine changes in compensation. Instead, surveys prepared by banking associations and professional firms on compensation paid to executives performing comparable duties at similarly-sized financial institutions in Massachusetts and the New England region are utilized in the decision process.

Compensation Elements

Compensation paid to or earned by our executive officers in 2008 consisted primarily of salary, performance-based cash incentives, vested stock awarded several years ago, dividends paid on unvested stock, payment of dividend equivalent rights on unexercised stock options and, in the case of the Chief Executive Officer and the Executive Vice President of the Company, the change in value of their supplemental retirement income benefits. Our executive officers are eligible to participate in benefit programs generally available to employees such as the Employee Stock Ownership Plan, the 401(k) defined contribution plan, medical and dental benefits, group term life insurance and postretirement medical benefits.

A description of each compensation element and how the amount to be paid or awarded is determined is presented below.

Salary

The salary of executive officers and other members of senior management is reviewed annually. Changes in salary are based on an evaluation of each individual’s responsibilities, skills, experience and performance, and on a comparison to salaries paid to individuals performing comparable duties at similarly-sized financial institutions. Performance takes into consideration each individual’s contribution in the achievement of business and profitability goals.

Non-Equity Incentive Compensation

Executive officers and certain other officers are eligible to receive annual cash incentive payments based on achievement of pre-determined quantitative thresholds approved by the Compensation Committee.  A discussion of incentive payments to individuals who are referred to in this Proxy Statement as “Named Executive Officers” is presented after the Plan-Based Awards table which follows.

Stock Awards and Stock Option Grants

In 2008, no shares of Common Stock were awarded or stock options granted to the executives referred to as “Named Executive Officers” in this Proxy Statement, except for reload options granted in connection with the exercise of stock options through the tendering of previously acquired shares of Common Stock. A reload option represents an additional option to acquire the same number of shares of Common Stock as is used to pay for the exercise of the original option. A reload option is subject to all of the same terms and conditions as the original option except that (i) the exercise price of the shares of Common Stock subject to the reload option is determined at the time the original option is exercised and (ii) such reload option conforms to all provisions of the related stock option plan at the time the original option is exercised.

The Chief Executive Officer, the Chief Financial Officer and the Executive Vice President of the Company were awarded shares of Common Stock and granted stock options in 1999 and 2003. In 2008, in connection with the exercise of stock options through the tendering of previously acquired shares of Common Stock, the following reload options were granted: 115,578 to the Chief Executive Officer and 77,585 to the Executive Vice President of the Company. Mr. Pallin was awarded shares of Common Stock and granted stock options in 2003. Mr. Fanger, who joined the Company in 2006, has not been awarded any shares of Common Stock or granted any stock options.

The Company converted from a mutual to a stock form of organization and sold 47% of the Company’s shares in an Offering that occurred in 1998. Shares owned by the Company’s mutual holding company parent were sold in an Offering that occurred in 2002. Subsequent to the completion of these Offerings, the stockholders approved in 1999 a recognition and retention plan (“1999 RRP”) and a stock option plan (“1999 Option Plan”) and, in 2003, another recognition and retention plan (“2003 RRP”) and a stock option plan (“2003 Option Plan”).

The purpose of the 1999 and 2003 RRPs was to have a method to recognize prior service and to provide current and prospective directors, officers and employees with an ownership interest in the Company that would encourage the retention and recruitment of those individuals on whom the success of the Company most depends. The purpose of the 1999 and 2003 Option Plans was to enable the granting of long-term incentive awards to directors, officers and employees as a means of enhancing and encouraging the retention and recruitment of those individuals.

The RRPs and Option Plans presented to the Company’s stockholders for approval in 1999 and 2003 stated the maximum number of shares of Common Stock and stock options that could be awarded or granted under the Plans. The totals presented for approval were at amounts within the limits allowed by regulators in transactions involving conversion to a stock form of ownership. After approval of the RRPs and Option Plans by the Company’s stockholders, the Compensation Committee awarded Common Stock and granted stock options to directors and certain officers and employees below the approved limits. The awards and grants were based on, among other things, the years of service to the Company and the role and responsibilities of the recipients in executing the Company’s growth objectives.

Supplemental Retirement Income Agreements

In 1991, the Company entered into non-qualified supplemental retirement income agreements for the benefit of the Chief Executive Officer and the Executive Vice President of the Company. As of December 31, 2008, these individuals had over 36 years and 47 years, respectively, of service to the Company. The agreements were amended in 2006 and 2008.  A description of the amendments and a summary of the benefits payable under the agreements is described under “Pension Benefits”.

Other Benefits

The Company provides a range of other benefits to its officers and employees. The benefits include medical, dental, disability and life insurance coverage, a 401(k) defined contribution plan and an Employee Stock Ownership Plan. The executives referred to as “Named Executive Officers” in this Proxy Statement participate in these benefits.  A description of the features of these benefits is presented below.

Medical, Dental, Life, Disability and Other Similar Employee Benefit Plans.  The Company provides eligible employees with group life, accidental death and dismemberment, and long-term disability coverage.  For its eligible employees, the Company pays 80% of the monthly premiums for group health coverage and 50% of the monthly premiums for individual and family dental coverage.  Prior to 2008, the Company paid 100% of such premiums for the Chief Executive Officer and the Executive Vice President. Effective January 1, 2008, the percent paid for those executives was reduced to 80%.

The Company pays 100% of the monthly premiums for group life insurance coverage for all employees after the employee has completed one year of service.  The Company also sponsors a flexible benefits plan under which employees can pay their ratable share of health insurance premiums on a pre-tax basis, a medical expense reimbursement plan under which employees can defer their salary on a pre-tax basis to cover the costs of certain medical expenses not reimbursed through insurance or otherwise, and a dependent care plan under which employees can defer their salary on a pre-tax basis to cover qualified dependent care expenses.

Postretirement Medical Benefit Plan.  The Company sponsors a plan that enables employees to obtain postretirement medical benefits.  Upon retirement, the Company will pay part of the annual premium for medical coverage up to a maximum limit of 50% for individuals who were employees of the Bank at December 31, 2003 and who had a minimum number of years of service with the Bank at that date.

401(k) Plan.  The Company maintains a 401(k) plan which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code (the “401(k) Plan”).  All employees who have attained age 21 are eligible to participate.

Under the 401(k) Plan, participants are permitted to make salary reduction contributions equal to the lesser of 75% of compensation or a maximum limit which is indexed annually ($15,500 in 2008).  Those plan participants who are age 50 or older are permitted to make salary reduction contributions equal to the lesser of 75% of compensation or a maximum limit which is indexed annually ($20,500 in 2008).

Under the 401(k) Plan, the Company provides an annual contribution equal to 5% of each participant’s compensation up to a maximum limit which is indexed annually ($230,000 in 2008).  In order to be fully vested in the Company’s annual contribution, a participant must complete three years of service with the Company in which he or she works 1,000 hours or more.  The plan permits employees to direct the investment of their own accounts into various investment options.

Employee Stock Ownership Plan.  The Company has implemented an Employee Stock Ownership Plan (the “ESOP”).  Employees with at least one year of employment in which they work 1,000 hours or more with the Company and who have attained age 21 are eligible to participate.  Shares of the Company’s Common Stock purchased by the ESOP are held in a suspense account for allocation among participants.

Shares of Common Stock released from the suspense account are allocated among ESOP participants on the basis of compensation in the year of allocation.  Benefits generally vest over a seven-year period.  Benefits generally vest at the rate of 20% per year beginning in the third year of service until a participant is 100% vested after seven years or upon normal retirement (as defined in the ESOP), disability or death of the participant or a change in control (as defined in the ESOP).  A participant who terminates employment for reasons other than death, retirement or disability prior to seven years of credited service forfeits the nonvested portion of his benefits under the ESOP.  Benefits are payable in the form of Common Stock of the Company and cash upon death, retirement, early retirement, disability or separation from service.

Any amendments to the ESOP are approved by the Bank’s Board of Directors.  The ESOP is administered by a committee comprised of the Chief Executive Officer, the Chief Financial Officer and another officer of the Bank.  The ESOP committee has appointed an independent financial institution to serve as trustee of the ESOP.  The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP.  The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees.  Under the ESOP, nondirected shares and shares held in the suspense account are voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

Executive Compensation

The following table sets forth for the year ended December 31, 2008 certain information as to the total remuneration paid to or earned by the Chief Executive Officer, Mr. Chapman, the Chief Financial Officer, Mr. Bechet, and the three most highly compensated executive officers of the Company other than Messrs. Chapman and Bechet.  We refer to these executive officers in this Proxy Statement as the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation(1) (4)	Total

Richard P. Chapman, Jr.	2008	$575,000	$-	$606,244	$58,913	$124,373	$511,503	$361,933	$2,237,966
President, Chief	2007	550,000	-	606,244	55,069	130,350	467,649	369,878	2,179,190
Executive Officer and Director	2006	530,000	-	606,244	-	136,358	-(2)	399,676	1,672,278

Paul R. Bechet	2008	242,500	-	202,082	-	85,625	-	137,022	667,229
Senior Vice President,	2007	227,500	-	232,492	15,272	56,875	-	147,933	680,072
Chief Financial Officer and Treasurer	2006	215,000	-	232,492	-	46,096	-	153,780	647,368

Charles H. Peck	2008	252,500	-	303,122	36,800	45,513	56,167	209,484	903,586
Executive Vice President	2007	242,500	-	303,122	42,768	47,894	166,880	230,036	1,033,200
and Director	2006	235,000	-	303,122	-	50,384	-(2)	242,898	831,404

Michael J. Fanger (3)	2008	275,500	-	-	-	33,550	-	59,657	368,707
President, Chief Executive Officer	2007	270,100	-	-	-	20,808	-	55,025	345,933
and Director of Eastern Funding LLC	2006	195,750	-	-	-	74,500	-	25,252	295,502

David J. Pallin	2008	161,000	-	71,851	-	-	-	66,861	299,712
Senior Vice	2007	161,000	-	71,851	-	17,207	-	71,979	322,037
President	2006	155,000	-	71,851	-	35,844	-	74,007	336,702
_____________________________
(1)	All other compensation is comprised of the following elements:

For the year ended December 31, 2008:

	Chapman	Bechet	Peck	Fanger	Pallin

Dividend equivalent rights	$288,772	$78,476	$142,959	$-	$20,096
Dividends on unvested stock	29,970	9,990	14,985	-	6,697
Employee stock ownership plan	11,871	11,871	11,871	11,871	9,453
401(k) defined contribution plan	11,500	11,500	11,500	11,500	9,158
Medical and dental insurance premiums	17,546	12,230	17,546	23,940	12,230
Group term life insurance premiums	2,274	12,955	10,623	2,346	9,227
Car allowance	-	-	-	10,000	-
	$361,933	$137,022	$209,484	$59,657	$66,861

For the year ended December 31, 2007:

	Chapman	Bechet	Peck	Fanger	Pallin

Dividend equivalent rights	$259,883	$74,481	$141,662	$-	$16,000
Dividends on unvested stock	59,940	21,733	29,970	-	10,248
Employee stock ownership plan	16,376	16,376	16,376	10,190	14,327
401(k) defined contribution plan	11,250	11,250	11,250	11,250	9,842
Medical and dental insurance premiums	20,155	11,138	20,155	21,239	11,138
Group term life insurance premiums	2,274	12,955	10,623	2,346	10,424
Car allowance	-	-	-	10,000	-
	$369,878	$147,933	$230,036	$55,025	$71,979

For the year ended December 31, 2006:

	Chapman	Bechet	Peck	Fanger	Pallin

Dividend equivalent rights	$254,078	$65,087	$133,906	$-	$8,756
Dividends on unvested stock	89,910	36,275	44,955	-	13,800
Employee stock ownership plan	24,671	24,671	24,671	-	22,541
401(k) defined contribution plan	11,000	11,000	11,000	10,163	10,008
Medical and dental insurance premiums	17,743	10,015	17,743	15,089	10,015
Group term life insurance premiums	2,274	6,732	10,623	-	8,887
	$399,676	$153,780	$242,898	$25,252	$74,007

(2)
For the year ended December 31, 2006, the actuarial present value of Mr. Chapman’s and Mr. Peck’s accumulated benefits under their supplemental retirement income agreements decreased by $56,230 and $104,310, respectively.

(3)	Mr. Fanger joined the Company on April 13, 2006. On an annualized basis, Mr. Fanger’s salary in 2006 was $261,000.
(4)
The value of perquisites received by Messrs. Chapman, Bechet, Peck and Pallin is not presented in the table as the aggregate value of such perquisites in 2008, 2007 and 2006 was less than $10,000 for each officer.

The salaries paid to Mr. Chapman, Mr. Bechet and Mr. Peck were approved by the Compensation Committee. In 2008, Mr. Chapman’s salary increased $25,000 (4.5%), Mr. Bechet’s salary increased $15,000 (6.6%) and Mr. Peck’s salary increased $10,000 (4.1%). These increases reflected their general leadership of the Company, the operating results and asset quality performance of the Company, the compensation level of other executives with similar responsibilities at peer banks in New England, and their involvement in strategic initiatives considered by the Company. Mr. Chapman set the salaries for Mr. Pallin and Mr. Fanger. Mr. Pallin received no increase. Mr. Fanger received an increase of $5,400 (2.0%) in recognition of the operating and asset quality performance of Eastern. The amount of salary shown for Mr. Fanger for 2006 in the SUMMARY COMPENSATION TABLE represents the amount earned in the nine month period ended December 31, 2006. On an annualized basis, Mr. Fanger’s salary in 2006 was $261,000.

The amounts shown above in the column “Stock Awards” represents the expense recognized in the Company’s financial statements for the years ended December 31, 2008, 2007 and 2006 based on the grant date fair value per share and the shares awarded to each executive that vested in each of these years. See note 12 to the Company’s consolidated financial statements as of and for the year ended December 31, 2008 for additional information about stock awards.

The non-equity incentive compensation shown in the above table represents the amounts earned based on the actual level of achievement of the benchmarks established. The amounts earned for the year ended December 31, 2008 were paid in 2009. The amounts earned expressed as a percent of 2008 salary were as follows: Mr. Chapman – 21.6%; Mr. Bechet – 35.3%; Mr. Peck – 18.0%; Mr. Fanger – 12.2% and Mr. Pallin – none.  See the table and narrative under “Plan-Based Awards” for further information about non-equity incentive compensation.

The amounts shown in the eighth column in the above table and in footnote 2 to the above table represent the changes in the actuarial present value of Mr. Chapman’s and Mr. Peck’s accumulated benefits under their supplemental retirement income agreements as measured at December 31, 2005, December 31, 2006, December 31, 2007 and December 31, 2008. The reductions in value in 2006 resulted primarily from an amendment to the supplemental retirement income agreements and a change in one of the assumptions used for purposes of calculating actuarial present value.

The amendment is described in the narrative presented after the table “Pension Benefits.” The change in assumption related to the expected retirement dates of Mr. Chapman and Mr. Peck. Both of these executives continued to serve as executive officers of the Company, despite having reached the normal retirement age of 65. Currently, Mr. Chapman is 74 years old and Mr. Peck is 68 years old. For purposes of calculating the actuarial present value of their accumulated benefits, their projected date of retirement was extended to February 25, 2009, the expiration date of their employment contracts. The extension of their assumed retirement dates reduced the actuarial present value of their accumulated benefits in 2006.

Included in other compensation are dividend equivalent rights. The 1999 and 2003 Option Plans provide Plan participants the right to receive for each vested unexercised stock option held an amount equal to any extraordinary dividend per share of Common Stock declared by the Company. Each Plan includes a separate definition of what constitutes an extraordinary dividend. The extra dividends of $0.20 per share paid to stockholders in each of February and August in 2006, 2007 and 2008 met in part the terms and conditions stated in the Plan definitions. The amounts paid to the executives noted in the above table were determined by multiplying the number of vested unexercised stock options held by each executive times the dividend equivalent right per option calculated in accordance with the terms and conditions outlined in the Plans.

Also included in other compensation are dividends paid on unvested shares of Common Stock. Under the 1999 and 2003 RRPs, the holders of awarded unvested Common Stock are entitled to receive for each share held an amount equal to the per share amount of dividends paid to stockholders of the Company.

Plan-Based Awards

The following table sets forth for the year ended December 31, 2008 certain information as to non-equity incentive plan compensation for the Named Executive Officers.  There were no grants of plan-based equity incentive awards to the Named Executive Officers during the year ended December 31, 2008.

		Possible payments under non-equity incentive plans
Name	Date of plan approval	Threshold(1)	Target(2)	Maximum(3)

Richard P. Chapman, Jr.	March 20, 2008	$91,425	172,500	$172,500

Paul R. Bechet	March 20, 2008	32,131	60,625	60,625

Charles H. Peck	March 20, 2008	33,456	63,125	63,125

Michael J. Fanger	April 13, 2006(4)	(5)	105,233	(5)

David J. Pallin	March 20, 2008	15,094	40,250	52,325

(1)	Threshold refers to the amount that would be paid if actual performance only met the minimum level set in the plan to be eligible for a cash incentive payment.
(2)	Target refers to the amount that would be paid if the specified performance targets were achieved.
(3)	Maximum refers to the maximum payment possible under the plan.
(4)	Represents the effective date of the contractual arrangement with Mr. Fanger approved by the Board of Directors of the Bank in connection with the acquisition of a controlling interest in Eastern.
(5)
The threshold and maximum are not specified amounts.  The maximum that can be earned by Mr. Fanger is 50% of an incentive pool, the total of which is determined by a formula described in the fourth paragraph following this table.

The Company has a short-term incentive plan to provide a cash benefit beyond base salary to certain executive officers and other officers for the attainment of annual profitability and other business goals. The financial and business goals of Mr. Chapman, Mr. Bechet and Mr. Peck are reviewed and approved annually by the Compensation Committee. The financial and business goals of the other officers included in the plan are set by the Chief Executive Officer. All bonus payments under the plan are approved by the Compensation Committee. The Compensation Committee has the right to amend the plan at any time and to increase or deny payments that otherwise would be called for by the plan.

The maximum cash incentive payment that could be earned for the year ended December 31, 2008 was an amount equal to 30% of base salary in the case of Mr. Chapman and 25% of base salary in the case of Mr. Bechet and Mr. Peck. Of the maximum amount of incentive payment, 80% was based on the degree of achievement of a pre-tax income goal and, in the case of Messrs. Chapman, Peck and Bechet, 20% was based on maintaining the average level of the Bank’s non-performing assets below one-half of 1%.  These benchmarks were approved by the Compensation Committee. For each 1% shortfall in the achievement of the 2008 pre-tax income goal, there was a corresponding 2% reduction in the percentage to be applied to calculate the portion of the total cash incentive payment attributable to the profitability benchmark. If the shortfall in achievement of the pre-tax income goal had exceeded 20%, no cash incentive attributable to the profitability benchmark would have been paid. If the average level of the Bank’s non-performing assets increased to 2%, the portion of the total cash incentive payment attributable to non-performing assets would have been reduced to 25% of the total cash incentive payment attributable to non-performing assets.  If the average level of non-performing assets exceeded 2%, no cash incentive attributable to the non-performing assets benchmark would have been paid.  For the year ended December 31, 2008, 65.08% of the profitability benchmark was achieved and 100% of the asset quality benchmark was achieved.  The Compensation Committee approved payment to Mr. Bechet of the maximum cash incentive for which he was eligible plus an additional $25,000 in recognition of his involvement in strategic planning, development of the Company’s business plan, coordination of the Company’s response to regulatory matters and his monitoring of activities at Eastern and the Bank’s indirect automobile lending department.

The target cash incentive payment that could be earned by Mr. Pallin for the year ended December 31, 2008 was an amount equal to 25% of his base salary. The maximum cash incentive payment that could be earned by Mr. Pallin for the year ended December 31, 2008 was 130% of the target, or an amount equal to 32.50% of his base salary. Of the maximum amount of incentive payment, 75% was based on the level of pre-tax profitability achieved by the indirect automobile lending department and 25% was based on asset quality benchmarks. The asset quality benchmarks related to the average credit scores of indirect automobile loans in the portfolio, the monthly level of loans delinquent over 30 days and the annual rate of net charge-offs of indirect automobile loans. Due to the level of delinquencies and charge-offs experienced in the indirect automobile loan portfolio, the Compensation Committee, in its discretion, awarded no cash incentive payment to Mr. Pallin for the year ended December 31, 2008.

Mr. Fanger and two other officers of Eastern are entitled to receive annual cash incentive payments based on the profitability of Eastern expressed as a return on equity and the average level of Eastern’s loans delinquent over 30 days. The total cash incentive pool available for payment is determined from calculations relating to the layering of pre-tax income. The portion of pre-tax income to be included in the cash incentive pool increases as the rate of return on equity increases. The maximum portion of pre-tax income that could have been included in the cash incentive pool was 15% of the excess of pre-tax income over a pre-determined pre-tax rate of return on equity; no ceiling existed as to how high the resulting amount for inclusion in the investment pool could be. If the pre-tax rate of return on equity fell below a pre-determined rate, no amount would be placed in the incentive pool. The total cash incentive pool was subject to reduction if the current year average of month end percentages of loans delinquent over 30 days exceeded the average of month end percentages of loans delinquent over 30 days during the three years prior to the current year. The rate of reduction increases as the rate of loans delinquent over 30 days increases. According to Mr. Fanger’s employment agreement, no more than 50% of the incentive pool can be awarded to him. The percent awarded to Mr. Fanger was 34.0% of the incentive pool and was approved by the Compensation Committee. The percent awarded to Mr. Fanger took into consideration the higher level of loan delinquencies and problem loans experienced by Eastern during 2008. Allocation of the remainder of the incentive pool can be to the two other officers with employment agreements and any other employees of Eastern. Such allocations are subject to the approval of a committee comprised of Mr. Fanger, Mr. Chapman and Mr. Bechet.

Outstanding Equity Awards at Year End

The following table sets forth information as of December 31, 2008 with respect to outstanding equity awards to the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008
	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(2)	Equity incentive plan awards: number of securities underlying unexercised earned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested

Richard P. Chapman, Jr.	175,000	-	-	$4.944	04/19/09
	78,311	-	-	9.19	04/19/09
	37,267	-	-	10.10	04/19/09	40,500	(2)	$431,325	-	-
	46,249	-	-	10.69	04/19/09
	24,997	-	-	10.87	04/19/09
	300,000	-	-	15.02	12/19/13

Paul R. Bechet	22,567	-	-	4.944	04/19/09
	23,861	-	-	10.59	04/19/09	13,500	(2)	143,775	-	-
	115,000	-	-	15.02	12/19/13

Charles H. Peck	52,207	-	-	9.19	04/19/09
	25,378	-	-	9.85	04/19/09
	28,717	-	-	10.36	04/19/09	20,250	(2)	215,662	-	-
	31,839	-	-	10.87	04/19/09
	175,000	-	-	15.02	12/19/13

Michael J. Fanger	-	-	-	-	-	-		-	-	-

David J. Pallin	40,000	-	-	15.02	12/19/13	-		-	-	-
_____________________________
(1)	Based on market value per share of $10.65 at December 31, 2008.

(2)	The Named Executive Officers had no unvested stock options at December 31, 2008. Their unvested shares of Common Stock at December 31, 2008 vested on January 2, 2009.

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised and Common Stock that vested during the year ended December 31, 2008 for the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED DECEMBER 31, 2008
	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting(1)

Richard P. Chapman, Jr.	225,000 (2)	$1,023,600	40,500	$407,025

Paul R. Bechet	20,000	100,120	13,500	135,675

Charles H. Peck	151,587 (3)	677,686	20,250	203,512

Michael J. Fanger	-	-	-	-

David J. Pallin	-	-	4,800	52,368
_____________________________
(1)	Calculated by multiplying the number of shares vested times the market price per share on the date of vesting.
(2)
115,578 shares of Common Stock previously acquired by Mr. Chapman were used to pay for the exercise of 225,000 options. As a result, the net shares acquired after the tendering of previously acquired shares amounted to 109,422 shares of Common Stock and the following reload options were granted: 78,311 options exercisable at $9.19 per option and 37,267 options exercisable at $10.10 per option. All of these reload options vested as of the date of grant and expire on April 19, 2009. The exercise prices equal the market price of the Company’s Common Stock on the date the reload options were granted.

(3)
77,585 shares of Common Stock previously acquired by Mr. Peck were used to pay for the exercise of 151,587 options. As a result, the net shares acquired after the tendering of previously acquired shares amounted to 74,002 shares of Common Stock and the following reload options were granted: 52,207 options exercisable at $9.19 per option and 25,378 options exercisable at $9.85 per option. All of these reload options vested as of the date of grant and expire on April 19, 2009. The exercise prices equal the market price of the Company’s Common Stock on the date the reload options were granted.

Pension Benefits

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2008 for the Named Executive Officers.

PENSION BENEFITS AT AND FOR THE YEAR ENDED DECEMBER 31, 2008
Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year

Richard P. Chapman, Jr.	Supplemental Retirement Income Agreement	-	$4,421,571	$-

Paul R. Bechet	-	-	-	-

Charles H. Peck	Supplemental Retirement Income Agreement	-	1,295,952	-

Michael J. Fanger	-	-	-	-

David J. Pallin	-	-	-	-

A number of years ago, the Bank entered into non-qualified supplemental income agreements with Mr. Chapman and Mr. Peck (the “Agreements”). The Agreements provide retirement benefits equal to the sum of 70% of each executive’s average compensation reduced by the actuarial equivalent benefit of any distribution the executive, his beneficiary or estate is entitled to receive from prior and existing Bank qualified retirement plans and from one-half of his Social Security benefits.

Average compensation is defined as the average of the compensation received by the executive in the three calendar years in the ten calendar year period prior to the executive’s retirement which produces the highest rate of compensation. On December 21, 2006, an amendment, which became effective in January 2007, was made to the Agreements to clarify that the annual “compensation” on which the retirement benefit is based include the executive’s annual salary plus non-equity incentive bonus, but exclude all except a limited amount of other items that may be considered compensation for purposes of federal income taxes ($20,000 for Mr. Chapman and $10,000 for Mr. Peck). Additionally, other amendments were made to clarify the assumptions used to calculate actuarial equivalent benefits and to eliminate references to early retirement and disability that were no longer necessary. The change in annual expense resulting from the amendments to the Agreements was not material to the Company’s consolidated financial statements as of and for the years ended December 31, 2008, 2007 and 2006.

Retirement benefits under the Agreements are generally payable to the executive or his beneficiary as a monthly benefit or, at the election of the Bank, as a lump sum benefit. The monthly benefits continue until the later of the executive’s death or 20 years from retirement in the case of Mr. Chapman and 15 years from retirement in the case of Mr. Peck. Upon a change in control, the executive (or in the event of the executive’s death, his beneficiary) can elect to receive a lump sum payment equal to the actuarial equivalent of the monthly benefit the executive or his beneficiary is entitled to at the time of the change in control. All obligations under the Agreements are payable from the general assets of the Bank.

On January 17, 2008, the Board of Directors approved a recommendation submitted by the Compensation Committee that would amend the Agreements and allow Mr. Chapman and Mr. Peck to elect to receive a lump sum payment upon their retirement. The lump sum payments are not to exceed $4,483,805 in the case of Mr. Chapman and $1,370,469 in the case of Mr. Peck.

On December 18, 2008, the Board of Directors entered into amendments to the existing supplemental retirement income agreements (the “Original Agreements”) with Mr. Chapman and Mr. Peck to freeze the earned and vested benefits thereunder as of December 31, 2004 to ensure that the agreements were exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

On December 18, 2008, the Board of Directors also entered into a new supplemental retirement income agreement with each of Mr. Chapman and Mr. Peck, effective as of January 1, 2005, which terms were substantially similar to the terms of the Original Agreements (the “New Agreements”).  The New Agreements were adopted in order to comply with the requirements of Section 409A of the Code and to provide Mr. Chapman and Mr. Peck the opportunity to earn benefits after December 31, 2004.  The New Agreements contain the same benefit formula as provided under the Original Agreements, except the amount of the benefit (i) will be reduced by the amount of benefit payable under the Original Agreements and (ii) may not exceed the limits previously approved by the Board of Directors.  In addition, the New Agreements provide that Mr. Chapman and Mr. Peck will be entitled to a lump sum benefit as of the following events to occur: (x) a separation from service, (y) death or (z) a change in control; provided, however, that a payment may be delayed for six months if required under Section 409A of the Code.  All other terms of the New Agreements are materially consistent with the terms of the Original Agreements.

The table below reflects the amount of compensation to each of the Named Executive Officers of the Company in the event of termination of each executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary resignation, early retirement, normal retirement, involuntary not for cause termination, involuntary termination for cause, involuntary termination after a change in control, disability or death of the executive is shown below. The amounts shown assume that termination was as of December 31, 2008 and are based on amounts earned as of that date and estimates of amounts to be paid to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company.  Both Mr. Chapman and Mr. Peck are fully vested in and would be paid pension benefits under their supplemental retirement income agreements upon the termination of their employment, as described in the Pension Benefits table in this Proxy Statement.

	Voluntary resignation	Early retirement(1)	Normal retirement	Involuntary termination	Involuntary termination for cause	Involuntary termination after change in control	Disability(4)	Death(4)

Richard P. Chapman, Jr.:
Employment agreement:
Cash severance	$-		$-	$2,134,074	$-	$2,134,074	$90,699	$575,000
Medical and dental premiums	-		-	52,639	-	52,639	2,964	17,546
Life insurance premiums	-		-	1,068	-	1,068	56	-
Stock awards (2) (3)	-		431,325	431,325	-	431,325	431,325	431,325

Paul R. Bechet:
Change in control agreement:
Cash severance	$-		$-	$-	$-	$309,375	$-	$-
Medical and dental premiums	-		-	-	-	12,231	-	-
Life insurance premiums	-		-	-	-	1,544	-	-
Stock awards (3)	-		-	-	-	143,775	143,775	143,775

Charles H. Peck:
Employment agreement:
Cash severance	$-		$-	$908,652	$-	$908,652	$39,829	$252,500
Medical and dental premiums	-		-	52,639	-	52,639	2,964	17,546
Life insurance premiums	-		-	4,048	-	4,048	112	-
Stock awards (2) (3)	-		215,662	215,662	-	215,662	215,662	215,662

Michael J. Fanger:
Employment agreement:
Cash severance	$-	$-	$-	$592,616	$-	$592,616	$167,968	$379,924
Medical and dental premiums	-	-	-	42,477	-	42,477	-	-
Life insurance premiums	-	-	-	3,687	-	3,687	-	-

David J. Pallin: (5)
Change in control agreement:
Cash severance	$-		$-	$-	$-	$-	$-	$-
Medical and dental premiums	-		-	-	-	-	-	-
Life insurance premiums	-		-	-	-	-	-	-
Stock awards	-		-	-	-	-	-	-

(1)
At December 31, 2008, the ages of Messrs. Chapman, Bechet, Peck and Pallin were beyond the normal age of retirement (65) and, therefore, no information is presented for those individuals under the “Early retirement” column.

(2)
Shares of Common Stock awarded to Mr. Chapman and Mr. Peck under the Company’s 2003 recognition and retention plan that had not yet vested at December 31, 2008 would have vested on that date upon voluntary resignation as officers and directors of the Company or involuntary termination for any reason other than for cause.

(3)
Shares of Common Stock awarded to the Named Executive Officers under the 1999 and 2003 recognition and retention plans that had not yet vested at December 31, 2008 would have vested upon involuntary termination after a change in control, disability or death of the Named Executive Officer.

(4)
In the event of disability or the death of a Named Executive Officer, in addition to the benefits shown under the columns “Disability” and “Death”, the Named Executive Officer would receive benefits under the Company’s disability plan or payments under the Company’s group term life insurance plan, as appropriate.

(5)	Mr. Pallin retired from the Company effective December 31, 2008.

Employment Agreements with Bank Officers.  The Bank has entered into substantially identical employment agreements with Messrs. Chapman and Peck.  The termination date of the agreements is February 25, 2009.  Effective March 16, 2009, Mr. Chapman retired as Chairman and Chief Executive Officer of the Bank and President of the Company.  Effective April 16, 2009, Mr. Chapman will retire as Chief Executive Officer of the Company.  He will continue as Chairman of the Company and a Director of the Company and the Bank.

Under the agreements, the base salaries for Messrs. Chapman and Peck at December 31, 2008 were $575,000 and $252,500, respectively.  The base salary may be increased but not decreased. In addition to the base salary, the agreements provide for, among other things, participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank for cause at any time. In the event the Bank terminates the executive’s employment for reasons other than for cause, or in the event of the executive’s resignation from the Bank (such resignation to occur within the period or periods set forth in the employment agreement) upon (i) failure to re-elect the executive to his current offices, (ii) a material change in the executive’s functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles, (iii) liquidation or dissolution of the Bank or the Company, (iv) a breach of the agreement by the Bank, or (v) following a change in control of the Bank or the Company, the executive, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to three times the base salary and the highest bonus paid during any of the last three years.  The Bank also would continue the executive’s life, health and dental coverage for 36 months from the date of termination.  In the event the payments to the executive include an “excess parachute payment” as defined by Code Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.

Under the agreements, the executive’s employment may be terminated upon his retirement in accordance with any retirement policy established on behalf of the executive and with his consent.  Upon the executive’s retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by the Bank.  In the event of the executive’s disability for a period of six months, the Bank may terminate the agreement provided that the Bank will be obligated to pay him his base salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by the Bank.  In the event of the executive’s death, the Bank will pay his base salary to his named beneficiaries for one year following his death, and will also continue medical, dental and other benefits to his family for one year.  The employment agreement provides that, following his termination of employment, the executive will not compete with the Bank for a period of one year.

Employment Agreement with Paul A. Perrault. The Company and the Bank entered into an employment agreement with Mr. Perrault effective March 16, 2009, the date he became the Chairman and Chief Executive Officer of the Bank and President of the Company. On April 16, 2009, Mr. Perrault will become Chief Executive Officer of the Company.

The employment agreement is for a one year term that is renewable for an additional year unless written notice is provided to Mr. Perrault at least sixty days prior to the anniversary date of the employment agreement. Mr. Perrault is to be paid an annual salary of $600,000 (“Base Salary”) plus incentive compensation up to 30% of his annual compensation (“Bonus”) for achievement of goals established by the Board of Directors of the Company.

Additionally, Mr. Perrault will receive annual equity awards (“Equity Consideration”) during the term of the employment agreement of (a) stock options exercisable at fair market value as of the date of grant for a number of stock options determined by use of the Black-Scholes model which have a value of $120,000 to be recognized as expense in the Company’s financial statements and (b) restricted shares of Company common stock with a value of $80,000 to be recognized as expense in the Company’s financial statements. The stock options granted will vest one half upon grant and one half upon the first anniversary of the grant. Mr. Perrault will not be able to transfer vested restricted stock before the earlier to occur of termination of employment or Change in Control, as that term is defined in the employment agreement.

The Bank will provide to Mr. Perrault all benefits generally provided to regular full-time employees of the Company and the Bank at the same cost charged to those employees for such benefits. The Company will pay dues for up to two clubs in the Company’s market area to be used for business development purposes and make available for Mr. Perrault a suitable car to be used for business purposes. The Company will also reimburse Mr. Perrault for moving expenses up to an amount of $20,000 and the expense for temporary rental of a furnished apartment in the Boston area for six months in an amount not to exceed $25,000.

Upon the occurrence of an Event of Termination, as that term is defined in the employment agreement, Mr. Perrault (or his beneficiaries or estate in the event of death) would be entitled to receive an amount equal to the sum of (i) Base Salary, (ii) the highest Bonus awarded during the past three years, or if an Event of Termination occurred before the first Bonus, then a deemed bonus of the highest amount of Bonus Mr. Perrault could have potentially earned, and (iii) the highest Equity Consideration previously awarded in any year.

Upon the occurrence of a Change in Control, as that term is defined in the employment agreement, Mr. Perrault (or his beneficiaries or estate) would be entitled to receive an amount equal to three times the sum of items (i), (ii) and (iii) mentioned in the preceding paragraph.

Upon the occurrence of an Event of Termination or a Change in Control, life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company or the Bank shall continue to be made available to Mr. Perrault until the earlier to occur of (A) 18 months from the Date of Termination or a Change in Control, or (B) Mr. Perrault receives, in connection with subsequent employment with a third party, coverage substantially identical to the coverage maintained by the Company or the Bank.

Notwithstanding the preceding paragraphs, if the aggregate payments and benefits to be made to Mr. Perrault (the “Termination Benefits”) would be deemed to include an “excess Parachute payment” under Section 280G of the Internal Revenue Code (the “Code”), then the Termination Benefits would be reduced to an amount (the “non-Triggering Amount”), the value of which would be one dollar less than the total amount of payments permissible under Section 280G of the Code.

Employment Agreements with Eastern Officers.  In connection with the acquisition of a controlling interest in Eastern, employment contracts were entered into on April 13, 2006 with Mr. Fanger and two other officers. The termination date of each of the agreements is April 13, 2010.

Under Mr. Fanger’s agreement, his annual base salary was $275,500 at December 31, 2008 and is subject to review at least once each year. The base salary can be increased, but not decreased. Any base salary increases require the approval of the Chief Executive Officer. In addition to base salary, Mr. Fanger is entitled to an annual cash incentive payment, the details of which are described in the section “Plan-Based Awards” previously presented. The agreement also provides Mr. Fanger with participation in all the benefit programs available to employees of the Company and the Bank plus an annual car allowance of $10,000.

Mr. Fanger’s agreement provides for termination by Eastern for cause at any time. In the event Eastern terminates his employment for reasons other than cause, or in the event of his resignation from Eastern upon (i) failure to re-elect or re-appoint him as the Chief Executive Officer and a Director of Eastern (unless, with respect to his re-election as a Director of Eastern, Mr. Fanger and his family members do not in the aggregate own 10% or more of Eastern when he is not re-elected), (ii) a material change in his function, duties or responsibilities, (iii) relocation of his principal place of employment by more than 50 miles, without his approval, (iv) the occurrence of a change in control or sale of Eastern, as a result of which there occurs a “material adverse effect” (as defined in the next paragraph), (v) the occurrence of a “material adverse effect”, (vi) liquidation or dissolution of Eastern or (vii) a material breach of Mr. Fanger’s employment agreement, Mr. Fanger, or in the event of death, his beneficiary, would be entitled to severance in an amount equal to two times the sum of the annual rate of his base salary in effect on the date of termination and the amount of his cash incentive payment for the previous calendar year. Such sum would be payable monthly over two years commencing from the date of termination. The agreement provides that, following termination of Mr. Fanger’s employment for the above reasons, he will not compete with Eastern for a period of one year. Mr. Fanger may elect to receive a reduced severance payment equal to one times the sum of the items previously mentioned. If he so elected, he would not be subject to the non-compete condition. If Mr. Fanger chose to voluntarily resign from Eastern during the first three years of his employment agreement, he could not compete with Eastern for a period of three years. During the period in which Mr. Fanger would be entitled to receive cash severance payments, Eastern would continue to provide him with the benefits he was receiving as of the date of termination as a participant in the Company’s benefit programs.  In the event of disability or death, Mr. Fanger or his beneficiaries would be entitled to receive from the date of the event through the expiration date of his agreement his base salary plus a pro rated portion of his cash incentive.  If Mr. Fanger became disabled or chose to voluntarily resign from Eastern after the end of the third year of his employment agreement, he could not compete with Eastern for a period of two years.

A “material adverse effect” means (A) the implementation of a voluntary determination by the Bank to withdraw or reduce its support of Eastern by (i) materially and adversely changing the basis on which Eastern is financed, (ii) withdrawing a material part of Mr. Fanger’s authorities as the President of Eastern, (iii) requiring a material curtailment or reduction in the business activities of Eastern or materially and adversely changing the manner in which Eastern’s business is conducted other than to address a regulatory directive or (iv) materially and adversely changing Eastern’s compensation arrangement or (B) discontinuance of Eastern as a limited liability corporation for at least five years from the date of the agreement. An action that would otherwise constitute a “material adverse effect” under clause (A) will not be so deemed if such action is taken in the year following any year in which Eastern fails by 20% or more to meet projected net income as contained in Eastern’s business plan and such failure is not attributable to actions by the Company or the Bank that constitute a “material adverse effect” during the year in which the failure occurs.

The employment agreements with two other officers of Eastern are somewhat similar to Mr. Fanger’s agreement except that the amount of severance each executive would be entitled to receive would equal one times the sum of the executive’s annual rate of base salary in effect on the date of termination and the amount of cash incentive paid to the executive for the previous calendar year.

Change in Control Agreements.  The Bank has entered into change in control agreements (the “Change in Control Agreements”) with 15 other officers of the Bank, including Mr. Peck and Mr. Bechet, which provide certain benefits in the event of a change in control of the Bank or the Company.  The Change in Control Agreement for Mr. Peck, which is for a term of one year, replaced the change in control terms contained in his Employment Agreement, which expired February 25, 2009.  Each of the other Change in Control Agreements is for a term of one year except for one Change in Control Agreement that is for a two-year term.  Commencing on each anniversary date, the Board of Directors may extend any Change in Control Agreement for an additional year.  The Change in Control Agreements enable the Bank to offer to designated officers certain protections against termination without cause in the event of a “change in control.” For these purposes, a “change in control” is defined generally to mean: (i) consummation of a plan of reorganization, merger or sale of substantially all of the assets of the Bank or the Company where the Bank or the Company is not the surviving entity; (ii) changes to the Board of Directors of the Bank or the Company whereby individuals who constitute the current Board cease to constitute a majority of the Board, subject to certain exceptions; (iii) a “change in control” as that term is defined in the Bank Holding Company Act; (iv) a transaction or occurrence whereby any person becomes the beneficial owner of 25% or more of the voting securities of the Company; and (v) a tender offer is made for 25% or more of the voting securities of the Company and 25% or more of the stockholders have tendered their shares.  These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and the Bank may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.  Although the Change in Control Agreements may have the effect of making a takeover more expensive to an acquiror, the Bank believes that the benefits of enhancing the Bank’s ability to attract and retain qualified management persons by offering the Change in Control Agreements outweighs any disadvantage of such agreements.

Following a change in control of the Company or the Bank, an officer is entitled to a payment under the Change in Control Agreement if the officer’s employment is involuntarily terminated during the term of such agreement, other than for cause, as defined, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of the officer’s principal place of employment by more than 30 miles from its location immediately prior to the change in control.  In the event that an officer who is a party to a Change in Control Agreement is entitled to receive payments pursuant to the Change in Control Agreement, the officer would receive a cash payment equal to the annual base salary paid to the officer and the cash incentive paid to the officer attributable to the preceding year, except for one officer who would receive a cash payment equal to two times the average of the officer’s annual base salary for the current and preceding year and the cash incentives paid to the officer attributable to the two preceding years.  Taking into consideration salaries awarded for the year 2009 and cash incentives paid attributable to the year 2008, Mr. Peck and Mr. Bechet would receive cash payments equal to $306,513 and $340,625, respectively, and the remaining officers would receive cash payments of approximately $2,339,000 in the aggregate, pursuant to their Change in Control Agreements.  In addition to the cash severance payment, each covered officer (including Mr. Peck and Mr. Bechet) would receive life, health and dental coverage for a period of up to 12 months from the date of termination (24 months in the case of one officer).  The total premiums for such coverage are estimated to be approximately $218,000.  Notwithstanding any provision to the contrary in the Change in Control Agreements, payments under the Change in Control Agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Stock Benefit Plans

The Company has the following stock benefit plans:  the 1999 Stock Option Plan, the 2003 Stock Option Plan, the 1999 Recognition and Retention Plan and the 2003 Recognition and Retention Plan.  All of these plans have been approved by the Company’s stockholders.  Awards have been made to directors, certain executive officers and employees of the Company and the Bank as determined by the Compensation Committee, which administers the plans.  Awards vest for the Company and the Bank in accordance with schedules determined by the Compensation Committee.  If a recipient ceases continuous service with the Company or the Bank due to normal retirement (except with respect to the 2003 Recognition and Retention Plan regarding awards to individuals other than directors), death or disability, or following a change in control, shares subject to restrictions will immediately vest; in the event of cessation of continuous service for any other reason, unvested shares are forfeited and returned to the Company.  Recipients have the right to vote nonvested shares that have been awarded and receive dividends declared on such shares.

Pursuant to the Stock Option Plans, options to purchase common stock of the Company have been granted to directors, certain executive officers and employees of the Company and the Bank, as determined by the Compensation Committee which administers the plans.  The Compensation Committee also determines the period over which such awards vest and become exercisable.  The plans provide for awards in the form of stock options, reload options, limited stock appreciation rights and dividend equivalent rights.

Set forth below is information as of December 31, 2008 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options and rights	Weighted average exercise price	Number of securities remaining available for issuance under plans

Equity compensation plans approved by stockholders	2,249,961	$11.43	1,674,674(1)

Equity compensation plans not approved by stockholders	-	-	-
Total	2,249,961	$11.43	1,674,674(1)
_____________________________
(1)
Consists of 29,774 shares and 132,920 shares available for future issuance pursuant to the 1999 and 2003 Recognition and Retention Plans, respectively, and 285,980 shares and 1,226,000 shares underlying options available for future issuance pursuant to the 1999 and 2003 Stock Option Plans, respectively.

Directors’ Compensation

The following table sets forth certain information as to the total remuneration paid to our directors other than Mr. Chapman and Mr. Peck for the year ended December 31, 2008.  No compensation was paid to Mr. Chapman or Mr. Peck for their services as a Director.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2008
			All other compensation
Name	Fees earned or paid in cash	Stock awards (1)	Dividend equivalent rights	Dividends on unvested common stock	Total

Dennis S. Aronowitz (2)	$14,750	$44,907	$16,781	$2,220	$78,658
George C. Caner, Jr.	12,800	44,907	28,687	2,220	88,614
David C. Chapin	49,500	53,888	28,092	2,664	134,144
John J. Doyle, Jr.	29,500	-	-	-	29,500
John A. Hackett	20,500	-	-	-	20,500
John L. Hall, II	28,750	44,907	32,297	2,220	108,174
John J. McGlynn (3)	7,000	-	-	-	7,000
Hollis W. Plimpton, Jr.	11,750	22,453	12,919	1,110	48,232
Joseph J. Slotnik	48,750	89,814	51,676	4,440	194,680
William V. Tripp, III	32,500	67,360	40,766	3,330	143,956
Rosamond B. Vaule	14,750	44,907	32,297	2,220	94,174
Peter O. Wilde	48,750	58,379	30,007	2,886	140,022
_____________________________
(1)	The amounts shown in the column represent the expense recognized in the Company’s financial statements for the year ended December 31, 2008 based on the grant date fair value per share and the shares awarded to each director that vested in 2008.
(2)	Mr. Aronowitz died on February 10, 2009.
(3)	Mr. McGlynn did not stand for re-election to the Board of Directors on April 17, 2008.

Executive officers of the Company and the Bank receive no fees for service on the Board of Directors of the Company and the Bank or on any committees of the Boards.  Directors of the Company receive an annual retainer of $2,000 and directors of the Bank receive an annual retainer of $5,000.  Directors of the Company receive fees of $750 for each meeting attended except for the Secretary of the Company who receives $900 for each meeting.  No additional fees are paid to directors who also attend meetings of the Bank held on the same day as meetings of the Company.

Members of the Audit Committee, the Compensation Committee and the CRA Committee receive fees of $750 for each meeting attended.  The Chairman of the Audit Committee receives an additional annual retainer of $2,000.  The Chairman of the Compensation Committee receives an additional annual retainer of $1,000.  Members of the Executive Committee of the Bank receive an annual retainer of $5,000 plus fees of $750 for each meeting attended.  The Vice Chairman of the Executive Committee receives an additional retainer of $8,000.  Members of the Loan Committee of the Bank receive fees of $750 for each meeting attended.  The outside director on the Watch Committee receives an annual retainer of $5,000 and an additional $2,000 for serving as Chairman of the Committee.

Transactions with Certain Related Persons

All transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of its Common Stock and affiliates thereof, are on terms no less favorable to the Company than could have been obtained by it in arm’s-length negotiations with unaffiliated persons.  The balance of loans outstanding to directors, executive officers and their related interests amounted to $2,364,000 at December 31, 2008.  The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from:  (i) extending or maintaining credit; (ii) arranging for the extension of credit; or (iii) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, however, one of which is applicable to the Company.  Namely, this prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to the Company’s directors and officers by the Bank are made in conformity with the Federal Reserve Act and regulations promulgated thereunder.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has approved the engagement of KPMG LLP to be the Company’s independent registered public accounting firm for the 2009 fiscal year, subject to the ratification of the engagement by the Company’s stockholders.  At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the Company’s fiscal year ending December 31, 2009.  A representative of KPMG LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if he so desires.

Set forth below is certain information concerning aggregate fees billed for professional services rendered during fiscal year 2008 and 2007 by KPMG LLP, the Company’s independent registered public accounting firm.  The aggregate fees included in the Audit category were fees billed for the fiscal years for the audit of the Company’s annual financial statements, the audit of management’s report on internal control over financial reporting and the review of the Company’s quarterly financial statements.  The aggregate fees included in each of the other categories were fees billed in the fiscal years.

	2008	2007

Audit Fees	$525,000	$475,000
Audit-Related Fees	-	-
Tax Fees	105,615	127,400
All Other Fees	-	-

Audit Fees.  Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company, the review of the financial statements included in the Company’s quarterly reports on Form 10-Q and the audit of the effectiveness of the Company’s internal control over financial reporting.

Tax Fees.  Tax fees were for services related to tax compliance, tax planning, the review of tax issues in 2008 and 2007 and assistance in 2008 and 2007 in addressing state tax issues relating to Eastern.

The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of the independent registered public accounting firm.  The Audit Committee concluded that performing such services in 2008 and 2007 did not affect the independent registered public accounting firm’s independence in performing their function as auditors of the Company.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In order to ratify the selection of KPMG LLP as the independent registered public accounting firm for the 2009 fiscal year, the proposal must receive the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 160 Washington Street, Brookline, Massachusetts 02445, no later than November 30, 2009. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS AND ADVANCE NOTICE PROCEDURES

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.  The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name, record address and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

The date on which the 2010 Annual Meeting of Stockholders is expected to be held is April 22, 2010. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2010 Annual Meeting of Stockholders must be given to the Company no later than January 22, 2010.  If notice is received after January 22, 2010, it will be considered untimely, and the Company will not be required to present the matter at the 2010 Annual Meeting of Stockholders.

MISCELLANEOUS

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company.  Proxies also may be solicited personally or by mail, telephone or telegraph by the Company’s directors, officers and employees, without additional compensation therefor. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send proxy materials to and to obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO PAUL R. BECHET, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, BROOKLINE BANCORP, INC., 160 WASHINGTON STREET, BROOKLINE, MASSACHUSETTS 02445, OR CALL AT 617-730-3500.

BY ORDER OF THE BOARD OF DIRECTORS

George C. Caner, Jr.
Corporate Secretary
Brookline, Massachusetts
March 30, 2009

REVOCABLE PROXY

BROOKLINE BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
April 30, 2009

The undersigned hereby appoints the official proxy committee consisting of the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446 on April 30, 2009, at 10:00 a.m.  The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	VOTE WITHHELD
(except as marked to the contrary below)
1.	The election as Directors of all nominees listed below each to serve for a three-year term.	☐	☐

John J. Doyle, Jr.
Thomas J. Hollister
Charles H. Peck
Paul A. Perrault
Joseph J. Slotnik

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.

___________________________________
___________________________________
___________________________________
___________________________________
		FOR	AGAINST	ABSTAIN
2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the Company for the year ending December 31, 2009.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated March 30, 2009 and audited financial statements.

Dated: _________________________	☐	Check Box if You Plan
to Attend Annual Meeting

_______________________________		___________________________________
PRINT NAME OF STOCKHOLDER		PRINT NAME OF STOCKHOLDER

_______________________________		___________________________________
SIGNATURE OF STOCKHOLDER		SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Please complete and date this proxy and return it promptly
 in the enclosed postage-prepaid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2009—THE ANNUAL MEETING PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND BROOKLINE BANCORP, INC.’S 2008 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE ON THE INTERNET AT HTTPS://MATERIALS.PROXYVOTE.COM/11373M .